Exhibit 99.1

Media:	Wendy Olson
(713) 627-4072
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	July 15, 2010

Spectra Energy Announces Acquisition of Bobcat Gas Storage Assets and

Development Project

$950 Million Gulf Coast Salt Dome Storage Opportunity

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced it has entered into a definitive agreement to purchase the Bobcat Gas Storage assets and development project (Bobcat) from Haddington Energy Partners III LP and GE Energy Financial Services for $540 million.

In addition to the purchase price, the company expects to invest an additional $400 to $450 million to fully develop the facility by the end of 2015. Once fully operational, the high-deliverability salt dome storage caverns in southeastern Louisiana will have a total working gas storage capacity of 46 billion cubic feet (Bcf).

“We are extremely pleased with the acquisition of these strategically-located natural gas storage facilities, which complement our existing pipeline and storage assets in the region and provide us with a platform for significant future storage growth,” said Greg Ebel, president and chief executive officer, Spectra Energy Corp. “Bobcat’s strategic location in the Gulf Coast and its interconnection with five major interstate pipelines, including our Texas Eastern Transmission pipeline, provides customers with the advantage and flexibility to access all the major markets in the U.S.,” said Ebel.

“Natural gas storage has played and will continue to play an important role in the continent's energy future," continued Ebel. “Given the tremendous increase in natural gas supplies, the

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ongoing increase in natural gas-fired electric generation and the continuing growth in natural gas demand, storage infrastructure will play a vital role in meeting our customers’ needs.”

“This project, which supports our stated plans to deploy approximately $1 billion per year in growth capital through at least 2014, is expected to earn returns on capital employed in the 10 to 12 percent range,” said Ebel.

Once Bobcat is fully developed, Spectra Energy’s total North American storage capacity will be approximately 340 Bcf.

Completion of the transaction is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions. The transaction is expected to close before year-end.

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events. This release includes forward-looking statements concerning the completion of an anticipated acquisition of a natural gas storage project, the timing and amount of planned capital expenditures and the anticipated future storage capacity at such storage project as well as the future demand for such capacity. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include: the timing and success of the completion of the acquisition and efforts to develop the acquired project; the timing and receipt of required regulatory approvals; the timing and receipt of sufficient capacity commitments for the described project; and fluctuations in the demand for natural gas in the markets serviced by the described project. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K, filed with the Securities and Exchange Commission, and other filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to

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publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 19,100 miles of transmission pipeline, more than 285 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids operations and local distribution assets. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of both the Dow Jones Sustainability Index North America and the U.S. S&P 500 Carbon Disclosure Leadership Index. For more information, visit www.spectraenergy.com

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